                                                                   EXHIBIT 4.3
                                         SUN COMPANY, INC.

                                 Statement of Designation for the
                                   Issuance of Preference Stock
                                  Pursuant to Section 1522 of the
                               Pennsylvania Business Corporation Law


       Pursuant to section 1522 of the Pennsylvania Business Corporation Law of 1988, as amended, Sun Company, Inc., a Pennsylvania corporation ("Corporation"), does hereby file this Statement of Designation for the Issuance of Preference Stock in such series as designated by the Board of Directors of the Corporation by resolutions duly adopted at its meeting held Monday, June 12, 1995, and the Corporation, acting through its duly authorized officers, does hereby certify as follows:

       FIRST: That the Articles of Incorporation of the Corporation ("Articles of Incorporation") at Article Fourth provide that,

       The total number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000) to be divided into two classes consisting of Fifteen Million (15,000,000) shares designated as "Cumulative Preference Stock" (hereinafter called "Preference Stock"), without par value, and Two Hundred Million (200,000,000) shares designated as "Common Stock" (hereinafter called "Common Stock"), $1 par value.

       SECOND: That Article Fourth of the Articles of Incorporation further provides that authority is vested in the Board of Directors, by resolution, to divide any or all of the authorized shares of Preference Stock into series and to fix and determine the designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights of each such series.

       THIRD: That, pursuant to the authority so vested in the Board of Directors by the Articles of Incorporation, the Board of Directors duly approved the following actions and adopted the following resolutions:

              RESOLVED, That pursuant to the authority vested in the Board of Directors pursuant to the Articles of Incorporation of this Corporation, Twelve Million Five Hundred Thousand (12,500,000) shares of Preference Stock are hereby approved for issuance in such series as shall be hereinafter designated as the "Series A Cumulative Preference Stock," and each share of such Series A Cumulative Preference Stock shall be imposed upon and granted the preferences, qualifications, privileges, limitations and other special rights set forth in the attached Exhibit A, which is incorporated into this resolution by reference; and

              FURTHER RESOLVED, That pursuant to the authority vested in the Board of Directors pursuant to section 1522 of the Pennsylvania Business Corporation Law of 1988, as amended, the

       Corporation is hereby authorized to amend and restate the Articles of Incorporation to reflect the terms and provisions of the Series A Cumulative Preference Stock set forth in Exhibit A attached hereto.

       FOURTH: That said resolutions were duly adopted by the Board of Directors at its meeting held on Monday, June 12, 1995 and such resolutions remain in full force and effect, without amendment.

       IN WITNESS WHEREOF, the Corporation, acting through the undersigned duly authorized officers has executed this Statement and caused the corporate seal of the Corporation to be affixed as of this 12th day of June 1995.



                                   _______________________________
                                   R. M. Aiken, Jr.
                                   Senior Vice President and
                                     Chief Financial Officer



ATTEST:



__________________________
Ann C. Mule
Secretary

                                                                   Exhibit A

                               SERIES A CUMULATIVE PREFERENCE STOCK


              1. Designation. The designation of the series of Preference Stock authorized by this resolution shall be Series A
Cumulative Preference Stock (the "Series A Preference Stock") consisting of 12,500,000 shares.

              2. Rank. The Series A Preference Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, prior to the Common Stock and to any other capital stock of the Corporation hereafter authorized, other than capital stock which shall by its terms rank prior to or on a parity with the Series A Preference Stock and which shall be authorized pursuant to paragraph 6(d) hereof. Any class or classes of stock of the Corporation shall be deemed to rank:

                   (i) prior to Series A Preference Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preference Stock;

                  (ii) on a parity with Series A Preference Stock, either as to dividends or upon liquidation, whether or not the dividend rates or dividend payment dates or the redemption or liquidation prices per share thereof be different from those of Series A Preference Stock, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one (1) over the other as between the holder of such class or classes and the holders of Series A Preference Stock ("Parity Stock"); and

              (iii) junior to Series A Preference Stock, either as to dividends or upon liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of Series A Preference Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be ("Junior Stock").

              3      Dividends.

              (a) The holders of outstanding shares of the Series A Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, cash dividends accruing at the per share rate of $3.60 per annum (the "Dividend Rate") and no more, payable in cash quarterly, each such quarterly payment to be in respect of the quarterly period ending with the day next preceding the date of such payment (except in the case of the first dividend which shall be in respect of the period beginning with June 12, 1995 and ending with the day next preceding the date of such payment), to holders of Series A Preference Stock of record on the respective dates, not exceeding forty (40) days preceding such quarterly dividend payment dates, fixed for that purpose by the Board of Directors. Such dividends shall be cumulative from June 12, 1995 and shall accrue daily. Accruals of dividends shall not bear interest. Dividends will be payable on or before each March 13, June 13, September 13 and December 13 (or, if any such day is not a business day, on the next succeeding business day).

              (b) Before any dividends (other than dividends payable in Junior Stock) on any class or classes of stock of the Corporation ranking junior to Series A Preference Stock as to dividends or upon liquidation shall be declared and set apart for payments or paid, the holders of shares of Series A Preference Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors at the Dividend Rate, and no more. No dividends shall be declared or paid or set apart for payment on the Series A Preference Stock in respect of any quarterly dividend period unless there shall likewise be or have been declared and paid or set apart for payment on all shares of Preference Stock of each other series at the time outstanding like dividends in proportion to the respective annual dividend rates fixed therefor for all quarterly dividend periods coinciding with or ending before such quarterly dividend period.

              (c) So long as any shares of Series A Preference Stock are outstanding, the Corporation shall not declare or set apart for payment or pay any dividends (other than stock dividends payable on shares of Junior Stock) or make any distribution on any other class or classes of stock of the Corporation ranking junior to Series A
Preference Stock as to dividends or upon liquidation and shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such Junior Stock if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to purchase, shares of Series A Preference Stock; provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such Junior Stock in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any Junior Stock.

              4.     Redemptions.

       (a) Right to Call for Redemption. At any time and from time to time, the Corporation shall have the right to call, in whole or in part, the outstanding shares of the Series A Preference Stock for redemption, subject to the notice provisions set forth in paragraph
(4)(h). On the redemption date (the "Redemption Date") with respect to any such redemption, the Corporation shall deliver to the holders thereof, in exchange for each such share called for redemption, the following consideration:

       (1) in the event such Redemption Date is prior to June 12, 1998 (the "Specified Date"),

                     (i) a number of shares of Common Stock equal to the
              Call Price (as defined in paragraph (4)(g)(ii)) in effect on the Redemption Date divided by the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the Notice Date, plus

                     (ii) an amount in cash equal to all accrued and unpaid
              dividends on such share of Series A Preference Stock to and including the Redemption Date, whether or not declared, out of funds legally available therefor (and dividends shall cease to accrue on such share as of such Redemption Date); and

       (2) in the event such Redemption Date is on or after the Specified Date,

                     (i) shares of Common Stock at the Common Equivalent
              Rate (determined as provided in this paragraph (4)) in effect on the Redemption Date; plus

                     (ii) an amount in cash equal to all accrued and unpaid
              dividends on such share of Series A Preference Stock to and including the Redemption Date, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share as of such Redemption Date).

If at any time less than all of the shares of Series A Preference Stock then outstanding are to be called for redemption, the shares to be redeemed may be selected by lot or such other equitable method as the Board of Directors of the Corporation in its discretion may determine.

       (b) Redemption or Acquisition of Series A Preference Stock During Default in Payment of Dividends. If at any time the Corporation shall have failed to pay dividends in full on Preference Stock, thereafter and until dividends in full including all accrued and unpaid dividends on shares of all series of Preference Stock at the time outstanding, shall have been declared and set apart for payment or paid, (i) the Corporation, without the affirmative vote or consent of the holders of at least a majority of the shares of Preference Stock at the time outstanding, voting or consenting separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting, shall not redeem less than all the shares of Preference Stock at such time outstanding, regardless of series, other than in accordance with paragraph 4(f) hereof and (ii) neither the Corporation nor any subsidiary shall purchase any shares of Preference Stock except in accordance with a purchase offer made in writing or by publication, as determined by the Board of Directors, in their sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, however, that (iii) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any sinking fund provision with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock, and (iv) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preference Stock for which a purchase contract was entered into for any sinking fund purposes or the notice of redemption of which was mailed to the holders thereof, prior to such default.

       (c) Common Equivalent Rate; Adjustments. The Common Equivalent Rate to be used to determine the number of shares of Common Stock to be delivered on the redemption of the Series A Preference Stock in exchange for shares of Common Stock pursuant to paragraph (4)(a)(2) (a "Specified Redemption") shall be initially two shares of Common Stock for each share of Series A Preference Stock; provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (4)(c).
              All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate as adjusted and in effect at any time is herein called the "Common Equivalent Rate."

            (i) If the Corporation shall do any of the following (an "Adjustment Event"):

              (A) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

              (B) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares,

              (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or

              (D) issue by reclassification of its shares of Common Stock any shares of Common Stock other than in a Fundamental
       Transaction (as defined in paragraph 4(g)(iv)),

       then the Common Equivalent Rate in effect immediately prior to such Adjustment Event shall be adjusted so that the holder of a share of the Series A Preference Stock shall be entitled to receive on the redemption of such share of the Series A Preference Stock, the number of shares of Common Stock that such holder would have owned or been entitled to receive after the happening of the Adjustment Event had such share of the Series A Preference Stock been redeemed pursuant to paragraph 4(a) immediately prior to the record date for such Adjustment Event, if any, or such Adjustment Event. Where the Adjustment Event is a dividend or distribution, the adjustment to the Common Equivalent Rate shall become effective as of the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution; where the Adjustment Event is a subdivision, split, combination or reclassification, the adjustment to the Common Equivalent Rate shall become effective immediately after the effective date of such subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below. Such adjustment shall be made successively.

           (ii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(c)(v)), on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and (B) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective as of the close of business on the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

          (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (ii) above), then in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date mentioned below by a fraction (A) the numerator of which shall be the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(c)(v)) on the record date for the determination of stockholders entitled to receive such dividend or distribution, and (B) the denominator of which shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

              (iv) Anything in this paragraph (4) notwithstanding, the Corporation shall be entitled to make such upward adjustment in the Common Equivalent Rate, in addition to those required by this paragraph (4), as the Corporation in its sole discretion may determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that an adjustment to the Common Equivalent Rate should be made pursuant to this paragraph
       (4)(c)(iv), such adjustment shall be made effective as of such date as the Board of Directors of the Corporation determines.
       The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate should be made pursuant to the foregoing provisions of this paragraph
       (4)(c)(iv), and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

            (v) As used in this paragraph (4), the "Current Market Price" of a share of Common Stock on any date shall be, except as otherwise specifically provided, the average of the daily Closing Prices (as defined in paragraph (4)(g)(iii)) for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price; provided that if the Closing Price of the Common Stock on the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average Closing Price, then the Current Market Price per share of Common Stock on such date of determination will be the next-day closing price; provided, further, that, with respect to any redemption or antidilution adjustment, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of the applicable determination period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

                  (vi) In any case in which paragraph (4)(c) shall require that an adjustment as a result of any event become effective as of the close of business on the record date and the date fixed for Specified Redemption pursuant to paragraph
       (4)(a)(2) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any redeemed shares of the Series A Preference Stock the additional shares of Common Stock issuable upon such redemption as a result of such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (4)(e).

                 (vii) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Corporation to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon redemption of the Series A Preference Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Common Equivalent Rate.

              (d) Notice of Adjustments. Whenever the Common Equivalent Rate is adjusted as herein provided, the Corporation shall:

                   (i) forthwith compute the adjusted Common Equivalent Rate in accordance with this paragraph (4) and prepare a certificate signed by the Chief Executive Officer, the Chief
       Financial Officer, any Vice President, or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the Series A Preference Stock and the Common Stock; and

                  (ii) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of the Series A Preference Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

       (e) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the redemption of any shares of Series A Preference Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the redemption of a share of Series A Preference Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the relevant Notice Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series A Preference Stock so surrendered.

       (f) Retirement. Shares of Series A Preference Stock which have been redeemed, purchased or acquired by the Corporation (whether through the operation of a sinking fund or otherwise) shall have the status of authorized and unissued shares of Preference Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution of the Board of Directors or as part of any other series of Preference Stock. If in any case the amounts payable with respect to any obligations to retire shares of Series A Preference Stock and any other series of Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in full.

       (g) Definitions. As used in this paragraph 4 or elsewhere herein:

                 (i) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

               (ii) the term "Call Price" shall mean the per share price (payable in shares of Common Stock) at which the Corporation may redeem shares of Series A Preference Stock pursuant to paragraph 4(a)(1)), which shall be initially equal to $84.79952, declining by $.004444 on each day following June 12, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $80.26664 on April 12, 1998 and equal to $80 thereafter through June 11, 1998, if not sooner redeemed;

              (iii) the term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached), in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price), or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similarly generally accepted reporting service, or if not so available, as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate;

           (iv) the term "Fundamental Transaction" shall mean a merger or consolidation of the Corporation, a share exchange, division or conversion of the Corporation's capital stock or an amendment of the Corporation's Articles of Incorporation that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity);

           (v) the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of any of the Series A Preference Stock shall be the commencement of the mailing of such notice to the holders of the Series A Preference Stock in accordance with paragraph (4)(h);

                  (vi) the term "outstanding," when used in reference to shares of stock, shall mean issued shares excluding:

              (A)    shares held by the Corporation or a subsidiary; and

              (B) shares called for redemption if funds for the redemption thereof have been deposited in trust;

          (vii) the term "subsidiary" as used herein shall mean any corporation 51% or more of the outstanding stock having voting rights of which is at the time owned or controlled directly or indirectly by the Corporation; and

         (viii) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

       (h) Method of Redemption. Notice of every redemption, stating the redemption date, the redemption price, and the placement of payment thereof, shall be given by mailing a copy of such notice at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Series A Preference Stock to be redeemed at their addresses as the same shall appear on the books of the Corporation. The Corporation, upon mailing notice of redemption as aforesaid or upon irrevocably authorizing the bank or trust company hereinafter mentioned to mail such notice, may deposit or cause to be deposited in trust with a bank or trust company in the City of Philadelphia, Commonwealth of Pennsylvania, or in the Borough of Manhattan, City and State of New York, an amount equal to the redemption price of the shares to be redeemed plus any accrued and unpaid dividends thereon, which amount shall be payable to the holders of the shares to be redeemed upon surrender of certificates therefor on or after the date fixed for redemption or prior thereto if so directed by the Board of Directors. Upon such deposit, or if no such deposit is made, then from and after the date fixed for redemption unless the Board of Directors shall default in making payment of the redemption price plus accrued and unpaid dividends upon surrender of certificates as aforesaid, the shares called for redemption shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than the right to receive the redemption price plus accrued and unpaid dividends from such bank or trust company or from the Corporation, as the case may be, without interest thereon, upon surrender of certificates as aforesaid. In case any holder of shares of Series A Preference Stock which have been called for redemption shall not, within six (6) years after the date of such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and thereafter such holder shall look only to the Corporation for payment thereof. Any interest which may accrue on funds so deposited shall be paid to the Corporation from time to time.

              (i) Surrender of Certificates; Status. Each holder of shares of Series A Preference Stock to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this paragraph (4) following such surrender and following the date of such redemption.
In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and other funds necessary for the redemption shall have been either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company as provided in paragraph (4)(h), then, notwithstanding that the certificates evidencing any shares of Series
A Preference Stock so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption, and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and other funds, if any, payable pursuant to this paragraph (4) without interest upon surrender of their certificates therefor.

       (j) Dividend Payments. The holders of shares of Series A Preference Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the call for redemption thereof (except that holders of shares called for redemption on a date occurring between such record date and the dividend payment date or on such dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date.

       (k) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption of shares of Series A Preference Stock pursuant to this paragraph (4); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Preference Stock redeemed or to be redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

       5.     Liquidation Preference.

       (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series A Preference Stock shall be preferred as to assets over Common Stock and any other Junior Stock so that the holder of each share of the Series A Preference Stock shall be entitled to be paid or to have set apart for payment in respect of each such share, before any distribution is made to the holders of Common Stock and any other Junior Stock, a liquidation preference equal to twice the fair market value (as determined by the Board of Directors of the Corporation based on advice of tax counsel in accordance with United States federal income tax principles, which determination shall be conclusive) of a Series A Depositary Share (as defined in the Deposit Agreement dated as of June 13, 1995 between the Corporation and First Chicago Trust Company of New York, as
Depositary) on the date of issuance thereof, plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment, and such holder of a share of the Series A
Preference Stock shall not be entitled to any other payment. If upon any such liquidation, dissolution or winding up of the Corporation, its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of the Series A Preference Stock and any outstanding Preference Stock that is Parity Stock are entitled, the entire remaining net assets of the Corporation shall be distributed among the holders of the Series A Preference Stock and any outstanding Preference Stock that is Parity Stock, in amounts proportionate to the full preferential amounts to which they are respectively entitled.

       (b) The voluntary sale, lease, exchange or transfer for cash, shares of stock (securities or other consideration) of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

              6.     Voting Rights.

       (a) The holders of record of shares of Series A Preference Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (6) or as otherwise provided in the Articles of Incorporation or by statute.

       (b) The holders of shares of Series A Preference Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote together with the Common Stock) as one class. Each share of the Series A Preference Stock shall be entitled to one vote.

       (c)    (i)    If the Corporation shall have failed to pay, or declare
and set apart for payment, dividends on Preference Stock in an aggregate amount equivalent to six (6) full quarterly dividends on all shares of Preference Stock at the time outstanding, the number of Directors of the Corporation shall be increased by two (2) at the first annual meeting of the shareholders of the Corporation held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of Preference Stock shall have been paid, or declared and set apart for payment, in full, the holders of the shares of Preference Stock shall have, in addition to any other voting rights which they otherwise may have, the exclusive and special right, voting separately as a class without regard to series, each share of Preference Stock entitling the holder thereof to one (1) vote per share, to elect two (2) additional members of the Board of Directors to hold office for a term of one (1) year; provided, that the right to vote as a class upon the election of such two (2) additional Directors shall not limit the right of holders of the Series A Preference Stock to vote upon the election of all other Directors and upon other matters set forth in paragraph 6(b) above.

       (ii) Upon such payment, or declaration and setting apart for payment, in full, the terms of the two (2) additional Directors so elected shall forthwith terminate, and the number of Directors of the Corporation shall be reduced by two (2) and such voting right of the holders of shares of Preference Stock shall cease, subject to increase in the number of Directors as aforesaid and to revesting of such voting right in the event of each and every additional failure in the payment of dividends in an aggregate amount equivalent to six (6) full quarterly dividends as aforesaid.

       (d) The Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the number of shares of Preference Stock at the time outstanding, voting or consenting (as the case may be) separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting:

       (i) create any class of stock ranking prior to or on a parity with Preference Stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

    (ii) alter or change any of the provisions of the Articles of Incorporation so as to adversely affect the preferences, special rights or powers given to the Preference Stock;

   (iii) increase the number of shares of Preference Stock which the Corporation is authorized to issue; or

    (iv) alter or change any of the provisions of the Articles of Incorporation or hereof so as to adversely affect the preferences, special rights or powers given to the Series A Preference Stock.

       7. Conversion. The Series A Preference Stock shall not have any conversion rights to convert into Common Stock.

       8. Fundamental Transactions. Upon the effectiveness of a Fundamental Transaction at any time, each share of Series A Preference Stock shall be entitled to receive consideration per share (i) of the same type as is offered to or to be received by holders of Common Stock pursuant to or in connection with such Fundamental Transaction and (ii) having a fair value equal to the fair value of the Common Stock that each share of Series A Preference Stock would receive if such share of Series A Preference Stock were redeemed by the Company immediately prior to such time in accordance with paragraph 4 hereof.